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                                                                    EXHIBIT 23.2



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated July 19, 1996 accompanying the consolidated financial statements of ProTechnics Company and subsidiaries as of and for the years ended March 31, 1996 and 1995. The consolidated financial statements of ProTechnics Company and subsidiaries are not presented separately, but are included in the financial statements in the Annual Report on Form 10-K of Core Laboratories N.V. for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said reports in the Registration Statements on Forms S-8 (File No. 33-98588 and File No. 33-98590).





GRANT THORNTON LLP

Houston, Texas
November 18, 1997